                                                                   EXHIBIT 10.51

                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated as of December 15, 1999, is by and between Fieldcrest Cannon, Inc., a Delaware corporation ("Employer"), and Richard A. Grissinger ("Employee").


                                  WITNESSETH:

     WHEREAS, Employee desires to enter into the employment of Employer and Employer desires to employ Employee in the capacity and on the terms set forth below.

     NOW, THEREFORE, in consideration of the foregoing recital and of the mutual agreements contained herein, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.   Employment and Scope.
          --------------------
          (a) Commencing as of December 15, 1999 (the "Commencement Date") and continuing throughout the Term of this Agreement, Employer agrees to employ Employee and Employee agrees to serve as the employee of Employer with the title and capacity of Senior Vice President - Bed and Bath Marketing. As such, Employee's duties shall include responsibility for the marketing of all sheets, top of the bed products and bed and bath products, as well as such other responsibilities as may be assigned from time to time by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer or the President of Sales and Marketing of Employer. Employee shall report to the President of Sales and Marketing of Employer.

          (b) Employee's performance of services under this Agreement shall occur primarily at Employer's executive offices at One Lake Circle Drive, Kannapolis, North Carolina

28081, subject to such travel as is consistent with the office of Senior Vice President - Bed and Bath Marketing.

          (c) During the Term of Employee's employment, Employee shall devote Employee's full business time (at least 40 hours per week) exclusively to the performance of Employee's duties as stated in this Agreement and to the furtherance of Employer's business.

          2.   Term.
               ----

     (a) The term of this Agreement (the "Term") shall begin on the Commencement Date and shall continue through the second anniversary thereof, subject to automatic extension as provided below and unless terminated earlier in accordance with Section 4.

     (b) The Term of this Agreement will be automatically extended for an additional one year at the end of the initial or any extended Term hereof unless either Employer or Employee shall give the other at least six (6) months written notice of termination, prior to the end of the initial Term or any extension of the Term hereof.

     3.   Compensation.  During the Term of this Agreement, Employer shall
          ------------
compensate Employee as set forth below:

          (a) Employer shall pay to Employee a base salary of $275,000, payable in accordance with Employer's payroll policies in effect from time to time for executive officers generally, subject to all appropriate withholdings.

          (b) Employee shall be eligible to participate in Employer's incentive bonus plans as they may be amended from time to time to the same extent as similarly situated executive officers generally.

          (c) Employee shall be entitled to the amount of vacation to which Employee would be entitled under Employer's vacation policy as it may be amended from time to time.

          (d) Employee shall be entitled to participate in Employer's health, benefit and welfare plans offered by Employer as they may be amended from time to time to the same extent as similarly situated executive officers of Employer generally.

          (e) Employer will pay Employee a car allowance of $750 per month plus an additional amount equal to all federal and state income taxes arising with respect to any portion of the allowance taxable as income to Employee.

     4.   Termination During Term.  Notwithstanding anything to the contrary in
          -----------------------
Section 2 of this Agreement, Employee's employment under this Agreement may be terminated during the Term as set forth below:

          (a) Employer may terminate Employee's employment for Cause, in which case the parties' rights and obligations shall be as set forth in Section 5(a) below.

          (b) Employer may terminate Employee's employment in the absence of Cause and other than upon Employee's Retirement or Permanent Disability, in which case the parties' rights and obligations shall be as set forth in either
Section 5(b) or (e) below, as applicable.

          (c) Employee's employment shall be terminated upon Employee's Permanent Disability, in which case the parties' rights and obligations shall be as set forth in Section 5(c) below.

          (d) Employee's employment shall be terminated upon Employee's Retirement, in which case the parties' rights and obligations shall be as set forth in Section 5(d) below.

          (e) In the event of a Change in Control of Pillowtex or Employer, Employee may terminate Employee's employment (i) for any reason, for up to six months after the Change in Control of Pillowtex or Employer, or (ii) for Good Reason, in which case the parties' rights and obligations shall be as set forth in Section 5(e) below.

          (f) Employee may terminate Employee's employment at any time for any reason not heretofore enumerated, in which case the parties' rights and obligations shall be as set forth in Section 5(f) below.

          (g) The following definitions shall apply for purposes of the early termination of the Term of this Agreement:

               (i)    "Cause" shall mean the occurrence of any of the following:
(A) Employee's engagement in any personal misconduct involving willful dishonesty, illegality, or moral turpitude that is demonstrably and materially detrimental or injurious to the business interests, reputation or goodwill of Employer or its affiliates; (B) Employee's engagement in any act involving willful dishonesty, disloyalty, or infidelity against Employer or its affiliates; (C) Employee's willful and continued breach of or failure substantially to perform under any of the material terms and covenants of this Agreement; and (D) Employee's willful and continued breach of or failure substantially to perform under any material policy established by the Company with respect to the operation of the Company's business and affairs, or the conduct of the Company's employees. For purposes of this Section 4(g)(i), no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that Employee's action or omission was in the best interest of Employer. Prior to asserting any action or failure to act as Cause for Employee's termination as set forth above, Employer shall provide Employee a written notice referencing this Section 4(g)(i), setting out with specificity the conduct asserted to constitute Cause. Any disputes arising as to whether Cause existed for Employee's termination shall be resolved through binding arbitration in accordance with Section 9 of this Agreement.

               (ii) "Change in Control of Pillowtex or Employer" means the occurrence during the Term of any of the following events:

                      (A) Pillowtex Corporation, a Texas corporation ("Pillowtex"), or Employer is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of Pillowtex or Employer, as the case may be, immediately prior to such transaction;

                      (B) Pillowtex or Employer sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of Pillowtex or Employer, as the case may be, immediately prior to such sale or transfer;

                      (C) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than an "Excluded Person" as defined below has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 35% or more of the combined voting power of the then-outstanding Voting Stock of Pillowtex; or

                      (D) If, during any period of 24 consecutive months, individuals who at the beginning of any such period constitute the Directors of Pillowtex cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (D) each Director who is first elected, or first nominated for election by Pillowtex's stockholders, by a vote of at least two-thirds of the Directors of Pillowtex (or a committee thereof) then still in office who were Directors of Pillowtex at the beginning of any such period will be deemed to have been a Director of Pillowtex at the beginning of such period.

               (iii) "Excluded Person" shall mean any of (A) Charles M. Hansen, Jr., Mary R. Silverthorne or the John H. Silverthorne Estate or any person for which any of Charles M. Hansen, Jr., Mary R. Silverthorne or the John H. Silverthorne Estate are deemed to hold beneficial ownership of securities of Pillowtex registered in the name of such person; (B) Pillowtex; (C) any entity in which Pillowtex directly or indirectly owns 50% or more of the outstanding Voting Stock (a "Subsidiary"); or (D) any employee benefit plan sponsored by Pillowtex or any Subsidiary.

               (iv) "Good Reason" shall mean termination of Employee's employment by Employee after a Change in Control of Pillowtex or Employer upon the occurrence of any of the following:

                      (A) the assignment to Employee of any duties inconsistent with Employee's position, duties and status with Employer as existing immediately prior to a Change in Control of Pillowtex or Employer; a substantial alteration in the nature or status of Employee's responsibilities from those in effect immediately prior to a Change in Control of Pillowtex or Employer; the failure to provide Employee with substantially the same perquisites which Employee had immediately prior to a Change in Control of Pillowtex or Employer, including but not limited to an office and appropriate support services; or a change in Employee's titles or offices as in effect immediately prior to a Change in Control of Pillowtex or Employer, or any removal of Employee from or failure to re-elect Employee to any such positions;

                      (B) a reduction by Employer in Employee's base salary in effect immediately prior to a Change in Control of or Pillowtex or Employer;

                      (C) the requirement by Employer that Employee be based anywhere other than the metropolitan area in which Employee's office is located immediately prior to a Change in Control of Pillowtex or Employer, except for required travel on Employee's business to an extent substantially consistent with Employee's business travel obligations immediately prior to a Change in Control of Pillowtex or Employer; or

                      (D) the taking of any action by Employer which would (1) materially and adversely affect Employee's participation in or materially reduce Employee's benefits under any employee benefit or compensation plan in which Employee participates immediately prior to a Change in Control of Pillowtex or Employer, or (2) deprive Employee of any material fringe benefit enjoyed by Employee, or to which Employee is entitled, as existing immediately prior to a Change in Control of Pillowtex or Employer

               (v) "Permanent Disability" shall mean any physical or mental impairment rendering Employee unable to perform the essential functions of Employee's job (as determined by Employer), with or without reasonable accommodation that does not constitute undue hardship to Employer, and such impairment is permanent or is likely to continue for a period exceeding six consecutive months. If Employee fails to notify Employer of Employee's need for accommodation, Employer is not required to accommodate Employee and may hold Employee to the same standards as persons without a disability. The determination of whether Employee has a Permanent Disability shall be made as set forth below. During any period in which the existence of a Permanent Disability is being determined, Employee shall continue to receive Employee's full base salary at the rate then in effect and all compensation and benefits paid during such period until a Permanent Disability is conclusively determined and this Agreement is terminated in accordance with Section 8 hereof, provided Employee (and Employee's personal and legal representatives) act in good faith and with reasonable diligence in pursuing a determination. This definition is not intended to either expand or limit any rights and protections granted to Employee by law. Employer may require Employee to be examined by a physician, at Employee's own expense, in order to determine whether Employee has a Permanent Disability. If Employer disagrees with the written opinion of this physician ("First Physician"), it may engage, at its own expense, another physician ("Second Physician") to examine Employee. If the First and Second Physicians agree in writing that Employee has not suffered a Permanent Disability, their written opinion shall, except as otherwise set forth in this Section 4(g)(v), be conclusive on the issue of Permanent Disability. If the First and Second Physicians disagree on whether Employee has suffered a Permanent Disability, they shall choose a third consulting physician (whose expense shall be shared equally by Employer and Employee) and the written opinion of a majority of these three physicians shall be conclusive as to the issue of Permanent Disability. In connection with a Permanent Disability determination, Employee hereby consents to any required medical examination and agrees to furnish any medical information requested by any examining physician and to waive any applicable physician-patient privilege that may arise because of such examination. All physicians must be board certified in the specialty most closely related to the nature of the Permanent Disability alleged to exist.

               (vi) "Retirement" shall mean termination by Employer or Employee in accordance with Employer's retirement policy (including early retirement, if included in such policy and elected by Employee in writing) generally applicable to its senior executive employees, or in accordance with any other retirement agreement entered into by and between Employee and Employer.

     5.   Compensation Upon Termination.  If Employee's employment is terminated
          -----------------------------
during the Term of this Agreement, Employee shall be entitled to compensation as set forth below:

          (a) If Employer terminates Employee's employment for Cause, Employer shall pay Employee's undiscounted base salary through the date of Employee's termination at the rate then in effect and all amounts to which Employee is entitled upon termination of employment under Employer's employee benefit plans.

          (b) If Employer terminates Employee's employment without Cause, then Employer shall pay Employee, not later than the fifth day following the date of termination, a severance payment equal to the sum of (i) Employee's undiscounted base salary through the date of Employee's termination at the rate then in effect and all amounts to which Employee is entitled upon termination of employment under Employer's employee benefit plans; and (ii) Employee's undiscounted base salary through the remaining duration of the Term or, if greater, for a period of 24 months, at the highest rate in effect during the 12 months immediately preceding the date of Employee's termination. The severance payment provided for in clause (ii) of the first sentence of this Section 5(b) shall be paid, at the option of the Employer, either in a lump sum or in equal installments during the severance period in accordance with Employer's customary pay practices. Notwithstanding the foregoing, the provisions of this Section 5(b) shall not apply if Employer terminates Employee's employment without Cause subsequent to a Change in Control of Employer.

          (c) If Employee's employment is terminated upon Employee's Permanent Disability, Employer shall pay Employee's undiscounted base salary through the date of Employee's termination at the rate then in effect and all amounts to which Employee is entitled upon termination of employment under Employer's employee benefit plans. Employee's additional compensation and benefits, if any, shall be determined in accordance with Employer's employee benefit plans or other insurance programs then in effect.

          (d) If Employee's employment is terminated upon Employee's Retirement, Employer shall pay Employee's undiscounted base salary through the date of Employee's termination at the rate then in effect and all amounts to which Employee is entitled upon termination of employment under Employer's employee benefit plans. Employee's additional compensation and benefits shall be determined in accordance with Employer's retirement policy applicable to similarly situated executive employees or in accordance with any other retirement agreement entered into by and between Employee and Employer.

          (e) If, at any time within two (2) years after the effective date of a Change in Control of Pillowtex or Employer, Employee's employment (x) is terminated by Employee for any reason during a period of six months beginning on the date of the Change in Control of Pillowtex or Employer, or if less, during the remaining duration of the Term; (y) is terminated by Employee for Good Reason; or (z) is terminated by Employer without Cause (and not by reason of Employee's Permanent Disability Retirement, or death), Employee shall be entitled to the compensation and benefits provided below:

               (i) Employer shall pay Employee's undiscounted base salary through the date of Employee's termination at the rate then in effect;

               (ii) Employer shall pay all amounts to which Employee is entitled upon termination of employment under Employer's employee benefit plans;

               (iii) Employer shall pay as severance pay to Employee, not later than the fifth day following Employee's termination, a lump sum severance payment (together with the payments described in Sections 5(e)(iv) and (v), the "Severance Payments") equal to the product obtained by multiplying Employee's undiscounted annual base salary at the highest rate in effect during the 12 months immediately preceding Employee's termination by two;

               (iv) in lieu of shares of common stock, $0.01 par value, of Pillowtex (the "Shares") issuable upon the exercise of options ("Options"), if any, granted to Employee under any stock option plan of Pillowtex (which Options shall be canceled upon the making of the payment referred to below), Employer shall pay Employee in one sum in cash, not later than the fifth day following the date of Employee's termination, an aggregate amount equal to the product of
(A) the difference (to the extent that such differences are a positive number) obtained by subtracting the per Share exercise price of each Option held by Employee, whether or not then fully exercisable, from the higher of (1) the closing price of the Shares, as reported on the New York Stock Exchange on the Date of Termination (or the last trading date prior thereto) or (2) the highest price per Share actually paid in connection with any Change in Control of Pillowtex or Employer, and (B) the number of shares covered by each such Option;

               (v) Employer shall pay Employee the retirement benefits to which Employee is entitled under Employee's retirement policy or other retirement agreement;

               (vi) Employer shall reimburse Employee for all legal fees and expenses incurred by Employee as a result of such termination (including all such fees and expenses, if any, incurred in successfully contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided by this Agreement); and

               (vii) if Severance Payments become subject to the excise tax (the "Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Employer shall pay to Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Severance Payments (and any federal, state and local income tax and Excise Tax upon the payment provided for in this Section 5(e)(vii)), shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any other payment or benefit received or to be received by Employee in connection with a Change in Control of Employer and Employee's subsequent termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions resulted in the Change in Control of Employer or any person affiliated with Employer or such person) shall be treated as a "parachute payment" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Employer's independent auditors and reasonably acceptable to Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, (B) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Severance Payments and (2) the amount of excess parachute payments within the meaning of section 280(G)(b)(1) of the Code (after applying clause (A) above), and (C) the value of any non-cash benefit, deferred payment or other benefit shall be determined by Employer's independent auditors in accordance with the principles of sections 280(G)(d)(3) and (4) of the Code and the applicable Treasury Regulations. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence on the date of Employee's termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Employee's termination of employment, Employee shall repay to Employer, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined. Employee and Employer shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Payments.

          (f) If Employee terminates Employee's employment under circumstances in which Section 5(e) does not apply, or if Employee's employment is terminated by reason of his death, Employer shall pay Employee's full base salary through the date of Employee's termination at the rate then in effect and all amounts to which Employee is entitled upon termination of employment under Employer's employee benefit plans.

     6.   Insurance. If Employee's employment is terminated under the provisions
          ---------
of Section 4(e) of this Agreement, Employee shall participate, for a period of two years from the date of Employee's termination, in all employee benefit plans providing health and dental benefits in which Employee participated or was entitled to participate immediately prior to Employee's termination, provided that such participation is permitted under the general terms and provisions of such plans and under applicable law. If Employee's participation in any such plan is not permitted for any reason, Employer shall arrange to provide Employee, at Employer's sole cost and expense, with benefits substantially similar to those which Employee is entitled to receive under such plans. At the end of such two year period, Employee will be entitled to take advantage of any conversion privileges applicable to the benefits available under any such plans.

     7.   Future Employment.  Employee shall not be required to mitigate the
          -----------------
amount of any payment provided for in Section 5 hereof by seeking other employment or otherwise, nor shall the amount of any payment provided for in
Section 5 hereof be reduced by any compensation earned by Employee as a result of employment by another employer after the date of Employee's termination, or otherwise.

     8.   Notice of Termination.
          ---------------------

          (a) Any purported termination by Employer or by Employee shall be communicated by a written "Notice of Termination" to the other party. A Notice of Termination shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

          (b) The "date of Employee's termination" shall be: (i) if Employee's employment is terminated by reason of Employee's Permanent Disability, the date that is 30 days after the determination of Permanent Disability pursuant to
Section 4(g)(v) of this Agreement, (ii) if Employee's employment is terminated for Cause, the date specified in the Notice of Termination, or

(iii) if Employee's employment is terminated for any other reason, the date specified in the Notice of Termination, provided such date is not more than 30 days from the date such Notice of Termination is given.

     9.   Arbitration. All disputes or claims arising under this Agreement or in
          -----------
connection with Employee's employment with Employer (including any claims under any federal, state, or local law or ordinance), except for any dispute or claim arising under Sections 10, 11, 12, 13, and 16 of this Agreement, shall be subject to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be borne by the party against whom an arbitration award is entered.

     10.  Nondisclosure Agreement.  Employer, during the term of Employee's
          -----------------------
employment under this Agreement, shall provide Employee access to, and Employee shall have access to and become familiar with, various trade secrets and proprietary and confidential information consisting of, but not limited to, financial statements, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to herein as the "Trade Secrets"), which are owned by Employer and its affiliates and are regularly used in the operation of their businesses, but in connection with which Employer and its affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Employee acknowledges and agrees that the Trade Secrets
(a) are secret and not known in Employer's industry; (b) are entrusted to Employee after being informed of their confidential and secret status by Employer or its affiliates and because of the fiduciary position occupied by Employee with Employer; (c) have been developed by Employer and its affiliates for and on behalf of Employer and its affiliates through substantial expenditures of time, effort and money and are used in their businesses; (d) give Employer and its affiliates an advantage over competitors who do not know or use the Trade Secrets; (e) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (f) are valuable, special and unique assets of Employer and its affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Employer and its affiliates. Employee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the Term of this Agreement or at any time thereafter, except as required in the course of Employee's employment under this Agreement. All files, records, documents, information, data and similar items relating to the business of Employer and its affiliates, whether prepared by Employee or otherwise coming into Employee's possession, shall remain the exclusive property of Employer and its affiliates and shall not be removed from the premises of Employer and its affiliates under any circumstances without the prior written consent of the Board of Directors of Employer (except in the ordinary course of business during Employee's period of active employment under this Agreement), and in any event shall be promptly delivered to Employer upon termination of this Agreement. Employee agrees that upon Employee's receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Employee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Chief Executive Officer of Pillowtex. For this purpose, Employee irrevocably nominates and appoints Employer (including any attorney retained by Employer), as Employee's true and lawful attorney-in-fact, to act in Employee's name, place and stead to perform any act that Employee might perform to defend and protect against any disclosure of any Trade Secrets.

     As used in this Agreement, "affiliates" shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, Employer.

     11.  Intentionally Omitted.

     12.  Nonemployment Agreement.  During the period of employment with
          -----------------------
Employer and for a period of two years thereafter, Employee shall not, on Employee's own behalf or on behalf of any other person, partnership, association, corporation or other entity, hire or solicit or in any manner attempt to influence or induce any employee of Employer or its affiliates to leave the employment of Employer or its affiliates, nor shall Employee use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of Employer concerning the names and addresses of the employees of Employer or its affiliates.

     13.  Nondisparagement Agreement.  Employee shall not, either during the
          --------------------------
Term of this Agreement or at any time thereafter, make statements, whether orally or in writing, concerning Employer, any of its directors, officers, employees or affiliates or any of its business strategies, policies or practices, that shall be in any way disparaging, derogatory or critical, or in any way harmful to the reputation of Employer, any such persons or entities or business strategies, policies or practices.

     14.  Successors; Binding Agreement.
          -----------------------------

          (a) Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle Employee to compensation from Employer in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated Employee's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of Employee's termination. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Employee's death, any amounts owed to Employer under this Agreement shall be paid to Employee's surviving spouse, if any, and if none, to Employee's estate.

     15.  Severability.  The parties hereto intend all provisions of Sections
          ------------
10, 11, 12, 13 and 16 hereof to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Sections 10, 11, 12, 13 and 16 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Employee agrees that the provisions of each of the foregoing sections constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants and agreements of Employee contained in the non-competition, nondisclosure, nonemployment or nondisparagement agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     16.  Inventions.  Employee shall promptly disclose, grant and assign to
          ----------
Employer for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating in any way to the products of Employer or any of its affiliates or capable of beneficial use by Employer or any of its affiliates, which Employee has in the past conceived, developed or acquired, or may conceive, develop or acquire during the term hereof (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted upon any such invention, improvement or technical information. In connection therewith, Employee shall promptly at all times during and after the term hereof:

          (a) execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of Employer to vest title to such inventions, improvements, technical information, patent applications and patents or reissues thereof in Employer and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

          (b) render to Employer, at its expense, all such assistance as it may require in the prosecution of applications for said patents or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said application or patents and in any litigation in which Employer or its affiliates may be involved relating to any such patents, inventions, improvements or technical information.

     17.  Affiliates.  Employee will use Employee's best efforts to ensure that
          ----------
no relative of his or corporation of which Employee is an officer, director or shareholder, or other affiliate of his, shall take any action that Employee could not take without violating any provision of this Agreement.

     18.  Remedies.  Employee recognizes and acknowledges that the ascertainment
          --------
of damages in the event of his breach of any provision of this Agreement would be difficult, and Employee agrees that Employer, in addition to all other remedies it may have, shall have the right to injunctive relief if there is such a breach.

     19.  Notices.  Any notices, consents, demands, requests, approvals and
          -------
other communications to be given under this Agreement by either party to the other shall be in writing and shall be either (i) delivered in person, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, (iii) delivered by overnight express delivery service or same-day local courier service or (iv) delivered by facsimile transmission, to the addresses set forth below.

          If to Employer:  Fieldcrest Cannon, Inc.
                           4111 Mint Way
                           Dallas, Texas  75237
                           Attention: President and Chief Operating Officer Facsimile No. (214) 339-8565

          If to Employee:  Richard A. Grissinger
                           18703 Headsail Court
                           Cornelius, North Carolina 28031

Notices delivered personally, by overnight express delivery, local courier or facsimile shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing.

     20.  Entire Agreement.  This Agreement supersedes any and all other
          ----------------
agreements, either oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, that certain Employee Retention Agreement between Employee and Employer, and contains all of the covenants and agreements between the parties with respect thereto.

     21.  Modification.  No change or modification of this Agreement shall be
          ------------
valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

     22.  GOVERNING LAW AND VENUE.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS
          -----------------------
AGREEMENT AND THE OBLIGATIONS AND UNDERTAKINGS OF THE PARTIES HEREUNDER WILL BE PERFORMABLE IN KANNAPOLIS, NORTH CAROLINA. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA. IF ANY ACTION IS BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT, VENUE FOR SUCH ACTION SHALL BE IN CARRABUS COUNTY, NORTH CAROLINA. EACH OF THE PARTIES HERETO HEREBY AGREES IRREVOCABLY AND UNCONDITIONALLY TO CONSENT TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA AND OF THE UNITED STATES OF AMERICA LOCATED IN CHAROLETTE, NORTH CAROLINA FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND FURTHER AGREES THAT SERVICE OF PROCESS, SUMMONS OR NOTICE BY U.S. REGISTERED MAIL TO THE APPLICABLE ADDRESSES SET FORTH IN SECTION 19 HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS OF ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST SUCH PARTY IN ANY SUCH COURT.

     23.  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall constitute an original, but all of which shall constitute one document.

     24.  Costs.  If any action or law or in equity is necessary to enforce or
          -----
     interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which Employee or it may be entitled.

     25.  Assignment.  Employer shall have the right to assign this Agreement to
          ----------
its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer's assets or all of its stock, or with which Employer merges or consolidates. The rights, duties and benefits to Employee hereunder are personal to Employee, and no such right or benefit may be assigned by Employee.

     26.  Binding Effect.  This Agreement shall be binding upon the parties
          --------------
hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

     27.  No Waiver.  The failure by Employer to enforce at any time any of the
          ---------
provisions of this Agreement or to require at any time performance by Employee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of Employer thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  FIELDCREST CANNON, INC.



                                  By:  Charles M. Hansen, Jr.
                                       Chairman and Chief Executive Officer

                                  EMPLOYEE


                                  Richard A. Grissinger